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M
LAUNCHING NOW
WORLD-CLASS PORTRAITIST
ELIZABETH
PEYTON
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Three Reasons This Work Stands Out

01

Portraits Like These Fetch Millions

Similar Paintings Sold for Double

Our new Peyton portrait is available for $982k. These similar portraits have recently sold for over $2M.


#2

#2 Auction Record
Matthew (1997)

Sale Price
$2.47M


#5

#5 Auction Record
Sid Vicious Arrested, Chelsea Hotel (1998)

Sale Price
$2.23M


Opportunity

Available Now

Offering Size
$982K

Prior to these results, similar works achieved sales of $1.2M ('23), $2M ('21), and $1.2M ('21).

02

Desirable Subject Matter

MoMA Owns a Related Work

Our portrait features Spencer Sweeney, a recurring subject for Peyton. MoMA owns another portrait of Spencer, as does the Rubell Museum in Miami.


MoMA

03

Continued Price Momentum

New Auction Record Last Month

In June 2025, Peyton achieved a new auction record of $2.7 million, breaking her previous record set in 2024 and indicating continued demand for her work.



Liam & Noel **(1996) sold for $2.7M**

Sotheby's 2025

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NEW

IRA Art Investing is Here!

Diversify your retirement with the tax benefits of an IRA.

INVEST WITH IRA

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only.

Museum affiliation with artists is not an endorsement of Masterworks. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

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"Individual Retirement Accounts ("IRA") are subject to specific tax treatment by the Internal Revenue Service ("IRS") and contributions, earning, and withdrawals may have tax implications. It is your responsibility to understand and comply with IRS regulations regarding IRAs, including but not limited to eligibility criteria, contribution limits, and distribution rules. Section 408(m) of the Internal Revenue Code of the United States treats the acquisition of any collectible, including any work of art, as a distribution from the retirement account. Distributions are taxable to the holder of the account and may be subject to early withdrawal penalties of 10% of such amount if the investor is not at least 59-½ years of age. The IRS could take the position that an investment in Masterworks Offerings is tantamount to the acquisition of artwork, which is a collectible, and therefore should be treated as a taxable distribution. Masterworks cannot offer any opinion, guidance or advice regarding the IRS's potential interpretation of Section 408(m) as applied to Masterworks Offerings and urges those investors seeking to use their IRA to invest in Masterworks Offerings to consult with a competent tax professional prior to making an investment decision. The decision to open and fund an IRA is a self-directed action and does not constitute an advisory recommendation from Masterworks Advisers nor a solicitation from the Masterworks platform or any affiliated entity. No Masterworks affiliated entity has provided guidance regarding the establishment or funding of an IRA, and you assume full responsibility for all the implications and outcomes of investing through this method.

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